EXHIBIT 99.1

Upexi’s Tytan™ Tile Kits, Disney Frozen and New Disney

JR Mikey Mouse Set, will Soon be Available in BJ’s Wholesale Club

BJ’s is Tytan’s second leading retailer to add Disney Frozen and the first with Disney JR Mickey Mouse tile kit

Upexi launches second Disney character product line with new Mikey Mouse tile kit

TAMPA, FL, March 20, 2024 (ACCESSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer (“DTC”) brand owner and innovator in aggregation, today announced the Company’s Tytan™ tile kit line will be available in BJ’s Wholesale Club (BJ’s) stores with two Disney character tile kits.

BJ’s is the second leading retailer to submit a purchase order to carry its children educational toy brand on shelves. In addition to Tytan’s popular Disney Frozen tile kit SKU, the Company has unveiled its new Disney character SKU, Disney JR Mikey Mouse kit.

“Our team set out in 2024 to launch the Tytan brand in retail and bring new SKUs to market. In a short period of time, we are proud to have received purchase orders from two leading national retailers, BJ’s, and TJ Maxx. It was also important for us to leverage our partnership with Disney to bring new SKUs to market. With our Disney Frozen line available on Amazon and DTC and through our partnership with BJ’s we have now launched Mikey Mouse to have a tile offering for all children.”

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty, and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254